[ARTICLE] 5
[MULTIPLIER]   1

                     CONFIDENTIAL TREATMENT REQUESTED
             [*]   Denotes information for which confidential
            treatment has been requested.  Confidential portions
           omitted have been filed separately with the Commission.

         JOINT VENTURE FORMATION AGREEMENT (this "Agreement"), dated as of October 23, 1995, by and among AT&T Corp., a New York Corporation ("AT&T"), ATOR Corp., a New York corporation (the "AT&T Partner"), Cirrus Logic, Inc., a California corporation ("Cirrus"), and Ciror, Inc., a California corporation (the "Cirrus Partner").

         WHEREAS, the parties hereto desire to enter into a cooperative arrangement with respect to the expansion and operation of certain wafer fabrication facilities for the purpose of processing silicon wafers; and

         WHEREAS, the parties hereto consider it mutually beneficial to establish a general partnership (the "Partnership") and the AT&T Partner and the Cirrus Partner are entering into the GP Agreement (as defined in Section 1.01 hereof) concurrently herewith.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree, subject to the conditions contained herein, as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.01. Definitions. For the purpose hereof, the following terms will have the following meanings:

         "AAA" will have the meaning set forth in Section 13.02 hereof.

         "Affiliate" means any Person, directly or indirectly controlled by, controlling or under common control with (as hereinafter defined) another Person (as hereinafter defined); "controlled by, controlling or under common control with" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

         "Annual Plan" means the initial annual plan of the Partnership substantially in the form attached hereto as Appendix I, and as amended in accordance with Article VI of the GP Agreement (as hereinafter defined).

         "AT&T" will have the meaning set forth in the preamble hereto.

         "AT&T Assets" means the capital equipment and other assets which the AT&T Partner will cause to be leased, transferred, sold or otherwise delivered to the Partnership.


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                  "AT&T Employee Services and Staffing Agreement" means the AT&T
Employee Services and Staffing Agreement between the AT&T Partner and the Partnership substantially in the form attached hereto as Exhibit A.

                  "AT&T Financial Statements" will have the meaning set forth in
Section 8.04 hereof.

                  "AT&T Group" will have the meaning set forth in Section 11.01 hereof.

                  "AT&T Partner" will have the meaning set forth in the preamble hereto.

                  "AT&T Employee" means the Loaned Employees (as defined in the AT&T Employee Services and Staffing Agreement) and the Production Employees (as defined in the AT&T Employee Services and Staffing Agreement).

                  "Authorized Representative" will have the meaning set forth in
Section 4.01 hereof.

                  "Board of Governors" means the Board of Governors of the Partnership as set forth in the GP Agreement.

                  "Bonus Plan" will have the meaning set forth in Section 4.06 hereof.

                  "Business" means the business of the Partnership in the operation of certain wafer fabrication facilities in accordance with the terms of the Annual Plan, for the purpose of processing silicon wafers and such other activities as may be desirable and proper in the furtherance thereof.

                  "Buy-Out Options" will have the meaning set forth in Section
10.03 hereof.

                  "Cirrus" will have the meaning set forth in the preamble hereto.

                  "Cirrus Assets" means the capital equipment and other assets which the Cirrus Partner will cause to be leased, delivered, sold or otherwise transferred to the Partnership.

                  "Cirrus Employee Services and Staffing Agreement" means the Cirrus Employee Services and Staffing Agreement which may be entered into between the Cirrus Partner and the Partnership upon substantially similar terms and conditions as the AT&T Employee Services and Staffing Agreement.

                  "Cirrus Financial Statements" will have the meaning set forth in Section 9.04 hereof.

                  "Cirrus Group" will have the meaning set forth in Section
11.01 hereof.

                  "Cirrus Partner" will have the meaning set forth in the preamble hereto.

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                  "Cirrus Employee" means an employee of Cirrus or an Affiliate of Cirrus loaned to the Partnership pursuant to the Cirrus Employee Services and Staffing Agreement.

                  "Claim" or "Claims" will have the meaning set forth in Section
11.01 hereof.

                  "Closing" means the closing of the transactions contemplated hereby and referred to in Section 7.01 hereof.

                  "Closing Date" will have the meaning set forth in Section 7.01 hereof.

                  "Committee" will have the meaning set forth in Section 4.01 hereof.

                  "Confidential Information" will have the meaning set forth in
Section 6.01 hereof.

                  "Deadlock" will have the meaning set forth in Section 13.01 hereof.

                  "Dispute" will have the meaning set forth in Section 13.01 hereof.

                  "Environmental Consultants" will have the meaning set forth in
Section 4.09 hereof.

                  "Environmental Report" will have the meaning set forth in
Section 4.09 hereof.

                  "Environmental Policy" will have the meaning set forth in the Lease.

                  "First Representatives" will have the meaning set forth in
Section 13.02.

                  "GAAP" means generally accepted accounting principles consistently applied.

                  "GP Agreement" means the General Partnership Agreement between the AT&T Partner and the Cirrus Partner substantially in the form attached hereto as Exhibit B.

                  "Hazardous Materials" will have the meaning set forth in the Lease (as hereinafter defined).

                  "Hazardous Materials Laws" will have the meaning set forth in the Lease.

                  "Implementation Plan" will have the meaning set forth in
Section 4.01 hereof.

                  "Independent Accountant" means the firm of independent certified public accountants retained by AT&T from time to time which will act as auditor for the Partnership as provided in Section 12.01.

                  "Intellectual Property" will have the meaning set forth in
Section 4.03 hereof.


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                  "LCCP Rules" will have the meaning set forth in Section 13.03.

                  "Land" will have the meaning set forth in the Lease.

                  "Landlord" will have the meaning set forth in the Lease.

                  "Lease" means the Lease between AT&T and the Partnership substantially in the form attached hereto as Exhibit C.

                  "Employees" means the AT&T Employees and the Cirrus Employees.

                  "Material Agreements" means the following related agreements:

                           (i)      the GP Agreement;

                           (ii)     the AT&T Employee Services and Staffing
                                    Agreement;

                           (iii) if entered into, the Cirrus Employee Services and Staffing Agreement;

                           (iv)     the Lease;

                           (v) the Patent License Agreement (as hereinafter defined);

                           (vi) the Technical Transfer Agreement (as hereinafter defined); and

                           (vii) the Wafer Supply Agreement (as hereinafter defined).

                  "OR1" will have the meaning set forth in Section 4.01 hereof.

                  "OR2" will have the meaning set forth in Section 4.01 hereof.

                  "Owner" will have the meaning set forth in Section 6.01 hereof

                  "Partnership" will have the meaning set forth in the preamble hereto.

                  "Patent License Agreement" means the Patent License Agreement between the AT&T Partner and the Partnership which will be consistent with the terms of the Term Sheet set forth at Exhibit D hereto.

                  "Person" means any individual, partnership, association, joint stock company, joint venture, corporation, trust, unincorporated organization or government, or agency or political subdivision thereof.


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                  "Pre-Existing Contamination" will mean all past or present actions, activities, circumstances, conditions, events or incidents in, at, on or under the Land or the Premises, including, without limitation, the release, emission, discharge or disposal of any Hazardous Materials, in each such case as specifically identified in the Environmental Report.

                  "Preliminary Implementation Plan" will have the meaning set forth in Section 2.01 hereof.

                  "Premises" will have the meaning set forth in the Lease.

                  "Recipient" will have the meaning set forth in Section 6.01 hereof.

                  "Restructuring" will mean the strategic restructuring of AT&T announced September 20, 1995.

                  "Second Representatives" will have the meaning set forth in
Section 13.02.

                  "Structural Components" will have the meaning set forth in the Lease.

                  "[*]" will have the meaning set forth in Section 10.03 hereof.

                  "Technical Transfer Agreement" means the Technical Transfer Agreement between the AT&T Partner and the Partnership substantially in the form attached hereto as Exhibit E.

                  "Wafer Supply Agreement" means the Wafer Supply Agreement by and among the AT&T Partner, the Cirrus Partner and the Partnership substantially in the form attached hereto as Exhibit F.

                                   ARTICLE II

                         FORMATION OF THE JOINT VENTURE

         2.01. Formation of the Partnership. Following the execution and delivery of this Agreement and in no event less than sixty (60) days prior to the Closing Date, the AT&T Partner and the Cirrus Partner will cause the formation of the Partnership as a general partnership under the laws of the State of New York in accordance with the terms of the written plan set forth as Appendix II hereto (the "Preliminary Implementation Plan") for the orderly start-up of the Partnership's business and pursuant to this Agreement and the GP Agreement.


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         2.02. Expenses. Each of the parties hereto will bear the fees and expenses of its respective counsel, accountants and experts and all other costs and expenses incurred by it incident to the negotiation, preparation, execution and delivery of this Agreement and the Material Agreements; provided, however, expenses relating to the formation of the Partnership, including but not limited to taxes, fees, registration charges, notarial expenses, fees and expenses relating to required governmental or regulatory approvals for the formation of the Partnership will be paid by the Partnership.

                                   ARTICLE III

                        SCOPE AND OBJECTIVES; ANNUAL PLAN

         3.01. Purpose. (a) The purpose of the Partnership will be to operate the Business.

                  (b) The parties hereto expressly acknowledge that the Partnership is being formed solely for the limited purpose set forth in Section 3.01(a) above and agree that none of the parties hereto has any obligation to the others or to the Partnership to bring business opportunities to the Partnership or to any of the other parties hereto and are each free to take advantage of such opportunities on their own or with third parties; provided, however, that none of the parties hereto will take any action or fail to take any action which would reasonably cause a material adverse effect to the Business or the Partnership. The parties hereto further recognize that each of them is incurring a portion of the risk of, and expects to realize a portion of the return from, the Partnership through this Agreement and one or more of the Material Agreements, and the parties hereto expressly acknowledge and agree that this Agreement and the Material Agreements are fair and reasonable to the Partnership and to each of the parties hereto in light of the totality of the facts and circumstances.

         3.02. Annual Plan. (a) The Annual Plan sets forth the objectives of the Partnership for the period beginning on July 1, 1996 and ending on June 30, 2006. The Board of Governors will review and update the Annual Plan [*]. On or before [*] of each fiscal year of the Partnership commencing [*], the Board of Governors will, in accordance with the terms of Article VI of the GP Agreement, ratify or amend the information set forth in the Annual Plan for [*] and include in the amended Annual Plan information and objectives for the fiscal year next succeeding the last year then covered by the Annual Plan. In the event that the Board of Governors are unable to agree on such amendment in accordance with the terms of Article VI of the GP Agreement, the information and objectives for the fiscal year next succeeding the last year then covered by the Annual Plan will be those of the last year then covered by the Annual Plan.


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                  (b) Each of the AT&T Partner and the Cirrus Partner
acknowledges that the Annual Plan will represent as of the Closing Date their collective best views as to the matters described therein. Each of the AT&T Partner and the Cirrus Partner agrees, and agrees to cause its Affiliates, to cooperate with any of the other parties hereto (and their Affiliates) and with the Partnership and to use its reasonable best efforts to promote the success of the Partnership in attaining the objectives set forth in the Annual Plan. The parties hereto covenant and agree not to take any action or fail to take any action which would reasonably cause a material adverse effect to the Business or the Partnership.

         3.03. Concurrence. Each of the parties hereto agrees that it will vote and otherwise act and in all respects use its best efforts and take all such steps as may be within its power so as to comply, to cause its Affiliates to comply, and to cause the Partnership to comply with and act in a manner in order to fully effect the transactions contemplated hereby.

                                   ARTICLE IV

                            OPERATION OF THE BUSINESS

         4.01. Implementation Committee. As of the date hereof, each of AT&T and Cirrus have designated three (3) individuals to represent them as members of an Implementation Committee (the "Committee"), the purpose of which will be to finalize a mutually acceptable written plan (the "Implementation Plan") for the orderly start-up of the Partnership's business, which will be based substantially upon the Preliminary Implementation Plan. Each of the AT&T Partner and the Cirrus Partner will designate a representative (an "Authorized Representative"), who will (i) be acceptable to the other parties hereto, (ii) not be a member of the Committee, (iii) be responsible for causing the transactions contemplated by the Implementation Plan to be effected on behalf of AT&T or Cirrus, as the case may be, and (iv) have been delegated authority to enter into binding commitments on its behalf with respect to matters covered by the Implementation Plan. Each party hereto agrees to cooperate and to cause its Affiliates to cooperate with the Committee in support of its effort to develop the Implementation Plan in a manner which is consistent with positioning the Partnership to attain the objectives of the Annual Plan. The Implementation Plan will be based substantially on the Preliminary Implementation Plan and will include: (a) a timetable for AT&T's construction of the infrastructure and clean room required to house and support an eight inch silicon wafer fabrication facility ("OR2") with capacity of approximately [*] 0.5u wafer starts per month at an approximate cost of $[*], specifying the respective rights of the AT&T Partner and the Cirrus Partner to inspect, modify (or cause to be modified) and approve such construction; (b) details of the capital equipment and other assets located at AT&T's current facility at Orlando ("OR1") which the AT&T Partner will cause to be provided to the Partnership; (c) (i) a detailed summary of the financing plan for the AT&T


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Assets, (ii) a detailed summary of the financing plan for the Cirrus Assets and
(iii) details of the provision to the Partnership of approximately $[*] of AT&T Assets and approximately $280,000,000 of Cirrus Assets; and (d) details of the technology, technology development and other intellectual property which the AT&T Partner will cause to be transferred or licensed, as the case may be, to the Partnership pursuant to the Technical Transfer Agreement and the Patent License Agreement. The Preliminary Implementation Plan will be effective from the date hereof to and including the date of execution and delivery of the Implementation Plan. The Implementation Plan will be effective from the date of the execution and delivery thereof to and including the Closing Date. Not later than [*] days after the execution and delivery of this Agreement, the AT&T Partner and the Cirrus Partner will execute the Implementation Plan. No member of the Implementation Committee will have the authority or power to bind any party hereto unless separately agreed to in writing by the Authorized Representative of such party. The members of the Implementation Committee (as provided in the immediately preceding sentence) and the Authorized Representatives will have authority to act on behalf of AT&T or Cirrus, as the case may be, until the later of (a) formation of the Partnership and election of the Board of Governors or (b) the Closing Date.

         4.02. Financing of Capital Equipment; Delivery of Capital Equipment. Cirrus and its Affiliates acknowledge and agree that the acquisition of the Cirrus Assets will be financed through operating leases, in each such case guaranteed by Cirrus and the Cirrus Partner without recourse to AT&T or the AT&T Partner and with such assurances or covenants as to financial security as are reasonably acceptable to AT&T. AT&T and its Affiliates acknowledge and agree that the acquisition of the AT&T Assets may be financed through operating leases in AT&T's sole discretion, in each such case guaranteed by AT&T and the AT&T Partner without recourse to Cirrus or the Cirrus Partner and with such assurances or covenants as to financial security as are reasonably acceptable to Cirrus. Each of the AT&T Partner and the Cirrus Partner covenant and agree (a) to cause the AT&T Assets and the Cirrus Assets, respectively, to be leased, delivered, sold or otherwise transferred to the Partnership in accordance with the terms of the Implementation Plan and (b) to cooperate with each other and their respective Affiliates, and to cause their respective advisors to cooperate with each other, in structuring such lease, delivery, sale or other transfer to minimize any adverse accounting and tax implications on any of AT&T, Cirrus, and their respective Affiliates which might arise as a result of such lease, delivery, sale or other transfer.

         4.03. Intellectual Property. The AT&T Partner will cause AT&T to license or transfer, as the case may be, certain technology, technology development and other intellectual property (the "Intellectual Property") to the Partnership pursuant to, and for the consideration specified in, the Technical Transfer Agreement and the Patent License Agreement. [*]

         4.04. Operation of Plant and Business. On and after the Closing Date, the Partnership will conduct the Business in accordance with this Section 4.04.

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                  (a) Location. The Partnership will be located in Orlando,
Florida. On the Closing Date, the AT&T Partner will cause AT&T to, and the Partnership will, execute and deliver the Lease.

                  (b) Operation. (i) The Partnership will operate OR1 solely for the benefit and for the account of the AT&T Partner. The AT&T Partner will purchase the output of OR1 upon the terms and subject to the conditions of the Wafer Supply Agreement. The parties hereto acknowledge and agree that in no event will the operation of OR1 be conducted in such a manner as to directly result in a material adverse effect to the capacity, cost structure or performance of OR2.

                           (ii) The Partnership will operate OR2 for the mutual
benefit of the AT&T Partner and the Cirrus Partner. The AT&T Partner and the Cirrus Partner will purchase the output of OR2 upon the terms and subject to the conditions of the Wafer Supply Agreement.

                           (iii) Operation of the Partnership will be in
accordance with the terms of the Annual Plan. The Partnership will cause OR1 and OR2 to process wafers at the direction of the AT&T Partner and the Cirrus Partner with respect to their respective share of OR1 and OR2 capa city, consistent with the Annual Plan and pursuant to the terms of the Wafer Supply Agreement, as long as such operations do not adversely affect the capacity, cost structure or performance of the manufacturing capabilities of OR2.

                  (c)      Costs.

                           (i) OR1. [*] costs, charges, capital equipment and
working capital directly and indirectly associated with OR1 will be paid by [*] pursuant to the cost allocations appearing in the Annual Plan. Unless otherwise agreed to by the parties hereto, [*] costs, charges, capital equipment and working capital directly associated with a periodic wind-down or one-time shutdown of OR1 will be paid by [*].

                           (ii) (a) OR2 - Working Capital. The working capital
required with respect to OR2 will be provided [*] by [*].

                                    (b) OR2 - Technology. [*] costs with respect
to the development of technology in accordance with the "technology roadmap" specified in the Annual Plan will be paid by [*]; provided, however, that the cost of any variant to such technology will be paid by [*]. All such wafers required for the development or variation of technology will be provided from the portion of OR2 output to which [*] is entitled under the Wafer Supply Agreement.

                  (d) Profits. All profits and excess cash flow attributable to OR1 will be distributed to the AT&T Partner in accordance with the terms of the GP Agreement. All profits and excess cash


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flow attributable to OR2 will be distributed to the AT&T Partner and the Cirrus
Partner in accordance with the terms of the GP Agreement.

                  (e) Borrowings. The Partnership may enter into such credit facilities as are specified in the Annual Plan.

         4.05. Procurement of Administrative and Support Services. The AT&T Partner and the Cirrus Partner acknowledge and agree that either of the AT&T Partner or the Cirrus Partner may provide such administrative or support services as the Partnership may reasonably request, in which event such services will be provided at such costs as the AT&T Partner and the Cirrus Partner may mutually agree.

         4.06. Personnel. (a) The initial organization chart of the Partnership and the headcount forecast, by category of employee and position title, are set forth in the Annual Plan. AT&T will make available to the Partnership, upon the terms and subject to the conditions set forth in the AT&T Employee Services and Staffing Agreement, the AT&T Employees. Cirrus may make available to the Partnership, upon the terms and subject to the conditions set forth in the Cirrus Employee Services and Staffing Agreement, the Cirrus Employees. The parties hereto covenant and agree that the Employees will be qualified to perform services in all of the positions shown in the headcount forecast of the Partnership and any other positions which the Board of Governors will, from time to time, designate to be held by Employees.

                  (b) AT&T will review with Cirrus, and obtain Cirrus' prior consent (such consent not to be unreasonably withheld) to, personnel changes, reassignments or relocation of the persons occupying the ten positions which will be identified by Cirrus at or prior to the Closing in accordance with the principles set forth at Appendix III hereto. Other than with respect to the persons referenced in the immediately preceding sentence, AT&T agrees to limit reassignment or relocation of the AT&T Employees in accordance with the principles set forth at Appendix III hereto.

                  (c) The Employees will be compensated as provided in the AT&T Employee Services and Staffing Agreement and the Cirrus Employee Services and Staffing Agreement, as the case may be.

                  (d) The Partnership will adopt and implement a bonus plan (the "Bonus Plan"), the material terms of which are set forth at Appendix IV hereto. The Bonus Plan may be amended or modified in accordance with the terms of
Article VI of the GP Agreement. The Bonus Plan has the goal of encouraging Employees to cause the manufacture of products by the Partnership at a cost and defect rate and in a time frame in each case better than that specified in the Annual Plan. The Bonus Plan will specify that bonuses are to be calculated based upon the complete fiscal year operation of the Partnership. [*] As more specifically set forth in the Bonus Plan, in order to be entitled to such


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bonuses, Employees (i) must have been assigned by AT&T or Cirrus, as the case may be, to the Partnership, for the minimum time period set forth in the Bonus Plan and (ii) must be engaged by the Partnership on the date such bonuses are paid.

                  (e) Neither party hereto will, during the employment of a Employee and during the [*] period following termination of any such Employee, directly or indirectly, hire or attempt to recruit or hire, as an employee, consultant, agent or representative, such Employee if such Employee was a Employee of the other party hereto. Notwithstanding the foregoing, an attempt to recruit or hire by either party hereto will not include advertisements, general employment searches and internal job posting systems which are not specifically directed to the Employees of the other party hereto.

         4.07. Culture. The parties hereto agree to use their reasonable best efforts to cause the creation of an "entrepreneurial culture" within the Partnership.

         4.08. Financing. From the date hereof to the Closing Date, each of AT&T and Cirrus will use its reasonable best efforts to secure such funds or financing as may be necessary to effect the transactions contemplated hereby. Each of AT&T or the AT&T Partner, on the one hand, and Cirrus or the Cirrus Partner, on the other hand, will pay such interest carrying costs as may accrue with respect to the AT&T Assets or the Cirrus Assets, respectively. No later than [*] prior to the Closing, each of AT&T and Cirrus will have delivered evidence to each other of the availability of funds or financing as may be necessary to effect the transactions contemplated by the Implementation Plan to occur at or prior to the Closing Date.

         4.09. Environmental Matters. As soon as reasonably practicable following the execution and delivery of this Agreement, AT&T and Cirrus will select a mutually acceptable nationally recognized environmental consulting firm (the "Environmental Consultants") to conduct a "Phase II" survey of the Land and the Premises and to draft and deliver a report with respect thereto (the "Environmental Report"). The Environmental Report will be delivered no later than January 1, 1996 or as soon as practicable thereafter to allow for the results of any required research or laboratory testing. AT&T covenants and agrees to remediate or otherwise correct, in accordance with the recommendations of the Environmental Consultants, and in compliance with Hazardous Materials Laws, all Pre-Existing Contamination that constitutes a violation of Hazardous Materials Laws. Notwithstanding the foregoing, AT&T covenants and agrees to comply with all recommendations of the Environmental Consultants to the extent that such recommendations comply with Hazardous Materials Laws.

         4.10. Employee Matters. (a) (i) If the presence of Hazardous Materials in, on, under or about the Premises is (x) willfully caused by a natural person employed or retained by AT&T or any Affiliate of AT&T (other than the Partnership and other than the Landlord; provided, however, that


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this exclusion will not release AT&T from any liability under this Section
4.10(a) (I) as an entity acting other than as the Landlord) or any Agent of AT&T and such natural person is not acting on the instruction of any natural person employed or retained by Cirrus or (y) is caused by the instruction of any natural person employed or retained by AT&T or any Affiliate of AT&T (other than the Partnership and other than the Landlord; provided, however, that this exclusion will not release AT&T from any liability under this Section 4.10(a)
(I) as an entity acting other than as the Landlord) or any Agent of AT&T, regardless of whether such instruction is followed by any natural person employed or retained by AT&T or any natural person employed or retained by Cirrus, and such presence of Hazardous Materials results in contamination or deterioration of air, water or soil resulting in a level of contamination or deterioration greater than the levels established as acceptable by any governmental agency having jurisdiction over such contamination or deterioration, then AT&T will promptly take any and all action necessary to investigate and remediate such contamination or deterioration if required by Hazardous Materials Laws or as a condition to the issuance or continuing effectiveness of any governmental approval which relates to the use of the Premises or any part thereof.

                           (ii) If the presence of Hazardous Materials in, on,
under or about the Premises is (x) willfully caused by a natural person employed or retained by Cirrus or any Affiliate of Cirrus (other than the Partnership) or any Agent of Cirrus and such natural person is not acting on the instruction of any natural person employed or retained by AT&T or (y) is caused by the instruction of any natural person employed or retained by Cirrus or any Affiliate of Cirrus (other than the Partnership) or any Agent of Cirrus, regardless of whether such instruction is followed by any natural person employed or retained by AT&T or any natural person employed or retained by Cirrus, and such presence of Hazardous Materials results in contamination or deterioration of air, water or soil resulting in a level of contamination or deterioration greater than the levels established as acceptable by any governmental agency having jurisdiction over such contamination or deterioration, then Cirrus will promptly take any and all action necessary to investigate and remediate such contamination or deterioration if required by Hazardous Materials Laws or as a condition to the issuance or continuing effectiveness of any governmental approval which relates to the use of the Premises or any part thereof.

                  (b) (i) AT&T will make or cause to be made all repairs to the Structural Components, and all repairs with respect to any other damage or destruction to the Premises, to the extent that any such repairs result from (i) the willful act or omission of any natural person employed or retained by AT&T without having been instructed to so act or omit to act by any natural person employed or retained by Cirrus or (ii) the issuance of any instruction by any natural person employed or retained by AT&T, regardless of whether such instruction is followed by any natural person employed or retained by AT&T or any natural person employed or retained by Cirrus.

                           (ii) Cirrus will make or cause to be made all repairs
to the Structural Components, and all repairs with respect to any other damage or destruction to the Premises, to the extent that any such repairs result from
(i) the willful act or omission of any natural person employed or retained by Cirrus without having been instructed to so act or omit to act by any natural person employed or retained by AT&T or (ii) the issuance of any instruction by any natural person employed


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or retained by Cirrus, regardless of whether such instruction is followed by any natural person employed or retained by AT&T or any natural person employed or retained by Cirrus.

                           (iii) Notwithstanding anything to the contrary
contained in Article XI hereof, in the event of an insurable loss, neither of AT&T or Cirrus, as the case may be, will be liable for repairs in an amount greater than the Landlord's deductible under applicable insurance policies.

                                    ARTICLE V

                MANAGEMENT; RIGHTS AND OBLIGATIONS OF THE PARTIES

         5.01. Management; Rights and Obligations of the Parties. The Partnership will be managed, and the AT&T Partner and the Cirrus Partner will have the rights and obligations, as set forth in the GP Agreement. The members of the Board of Governors will be elected in accordance with the terms of the GP Agreement. The officers of the Partnership will be appointed in accordance with the terms of the GP Agreement.

                                   ARTICLE VI

                                 CONFIDENTIALITY

         6.01. Confidential Information Defined. "Confidential Information" means all marketing, technical or business information created by the Partnership or disclosed by a party hereto (the "Owner") to another party hereto(the "Recipient") which is confidential, proprietary and/or not generally available to the public. Information provided in tangible form will be clearly marked "Confidential Information". Any technical information, including but not limited to circuit layout, design, or software, embedded in any device will be deemed to be Confidential Information notwith standing the absence of any marking on such device. Information provided orally will be considered Confidential Information if it is identified by the Owner as Confidential Information at the time of oral disclosure and the Owner summarizes such Confidential Information in a writing provided to the Recipient within 20 (twenty) days following such oral disclosure.

         6.02. Treatment of Confidential Information. Unless otherwise contemplated by this Agreement or the Material Agreements, (a) Confidential Information provided by the Owner will remain the property of the Owner and (b) no rights by license or otherwise in any information will be granted solely by the disclosure of Confidential Information. During the term hereof, and for a period of three (3) years following the termination hereof, the Recipient will, and will cause its Affiliates to, keep confidential and will not disclose, and will cause its Affiliates not to disclose, to third parties the Confidential Information received from or made available by the Owner. The Recipient will not use and will cause its Affiliates not to use such Confidential Information for any purpose other than the performance of its obligations under this Agreement or any of the Material Agreements to which it is a party. At the conclusion of such three (3) year period, written Confidential Information will be returned to the Owner or destroyed as the Owner may elect, and no copies, extracts or other repro-ductions will be retained by the Recipient. All documents, memoranda, notes and other writings whatsoever prepared by the Recipient which contain Confidential Information will be returned to the Owner or destroyed at the Owner's request.

         6.03. Excluded Information. Notwithstanding the foregoing provisions of this Article VI, "Confidential Information" will not include, and the Recipient will have no obligation with respect to, any such information which:

                  (a) is already known to the Recipient as of the date hereof;

                  (b) is or becomes publicly known, through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of the Recipient;

                  (c) is received by the Recipient from a third party without similar restriction and without breach hereof;

                  (d) is independently developed by the Recipient; or

                  (e) is furnished to a third party by the Owner without a similar restriction on the third party's rights.

         6.04. Notice Prior to Disclosure. If the Recipient (or its Affiliate) is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investi gative demand or similar process) to disclose any Confidential Information, the Recipient will promptly notify the Owner of such request or requirement so that the Owner may seek an appropriate protective order or waive compliance with the provisions of this
Section 6.04. If, in the absence of a protective order or the receipt of a waiver hereunder, the Recipient (or any of its Affiliates) is, in the written opinion of the Recipient's counsel, compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, the Recipient (or its Affiliate) may disclose only so much of the Confidential Information to the party compelling disclosure as is required by law. The Recipient will exercise (and will cause its Affiliate to exercise) reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to Confidential Information.

         6.05. Agreements Confidential. Except as disclosure may be required by law, the material terms and conditions of this Agreement and the Material Agreements, and all Exhibits, Schedules, Appendices, attachments and amendments hereto and thereto will be deemed to be "Confidential Information" and treated in accordance with the provisions of this Article VI. To the extent that such disclosure is required by law, the parties hereto will not disclose the terms and conditions of this Agreement and the Material Agreements, and all Exhibits, Schedules, Appendices, attachments and amendments hereto and thereto which the parties hereto deem to be proprietary; provided, however, in no event will such disclosure fail to satisfy the requirements of law which mandate such disclosure.

                                   ARTICLE VII

                                     CLOSING

         7.01. Closing Date. The Closing will be held on or before [*] (the "Closing Date") at 10:00 a.m. local time at the offices of AT&T, 131 Morristown Road, Basking Ridge, NJ, or at such other date, time and place as the parties hereto will mutually agree. Notwithstanding the foregoing, the transactions contemplated hereby will be deemed to be effective as of 12:01 a.m. on the Closing Date.

         7.02. Conditions to the Obligations of Cirrus. The obligation of Cirrus and the Cirrus Partner to consummate the transactions contemplated hereby is subject to and conditioned upon the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Cirrus and the Cirrus Partner:

                  (a) The representations and warranties of AT&T and AT&T Partner contained in Article VIII and will be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such Closing Date.

                  (b) AT&T and the AT&T Partner will have performed and complied in all material respects with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with at or prior to the Closing Date.

                  (c) On and prior to the Closing Date, no party to the transactions contemplated hereby nor any of its Affiliates will have received any notice of any threatened litigation or regulatory proceeding being instituted or contemplated, and no such litigation or proceedings will be pending, which challenge the legality hereof or the transactions contemplated hereby or would have, individually or in the aggregate, a material adverse effect on the transactions contemplated hereby.

                  (d) All approvals of applications to public authorities, federal, foreign, state or local, the granting of which is necessary for the consummation of the transactions contemplated hereby, will have been obtained and be satisfactory to counsel to Cirrus.

                  (e) Cirrus will have received an opinion of counsel to AT&T, who may be an employee of AT&T, dated the Closing Date, in a form reasonably acceptable to counsel to Cirrus.

                  (f) All milestones to be achieved by AT&T set forth in the Implementation Plan will have been completed.

                  (g) All material obligations of AT&T set forth in the Implementation Plan will have been discharged.

         7.03. Conditions to Closing of AT&T. The obligation of AT&T and the AT&T Partner to consummate the transactions contemplated hereby is subject to and conditioned upon the fulfillment of each of the following conditions, any of which may be waived in writing in whole or in part by AT&T and the AT&T Partner:

                  (a) The representations and warranties of Cirrus and the Cirrus Partner contained in Article IX will be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such Date.

                  (b) Cirrus and the Cirrus Partner will have performed and complied in all material respects with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

                  (c) On or prior to the Closing Date, no party to the transactions contemplated hereby nor any of their Affiliates will have received any notice of any threatened litigation or regu latory proceeding being instituted or contemplated, and no such litigation or proceedings will be pending, which challenge the validity or legality hereof or the transactions contemplated hereby or could have, individually or in the aggregate, a material adverse effect on the transactions contemplated hereby.

                  (d) All approvals of applications to public authorities, federal, foreign, state or local, the granting of which is necessary for the consummation of the transaction contemplated hereby, will have been obtained and be satisfactory to counsel to AT&T.

                  (e) AT&T will have received an opinion of counsel for Cirrus dated the Closing Date, in a form reasonably acceptable to counsel to AT&T.

                  (f) All milestones to be achieved by Cirrus set forth in the Implementation Plan will have been completed.

                  (g) All material obligations of Cirrus set forth in the Implementation Plan will have been discharged.

         7.04.    Actions and Deliveries at Closing.  At or prior to the Closing

                  (a) The AT&T Partner and the Cirrus Partner will take all of the actions required by them as partners in the Partnership in order for the Partnership to perform the actions required on its part by this Article VII and will cause their nominees to the Board of Governors to vote for the approval of such actions of the Partnership;

                  (b) the AT&T Partner and the Cirrus Partner will make the initial capital contributions to the Partnership as set forth in the GP Agreement;

                  (c) AT&T and the AT&T Partner will deliver to Cirrus and the Cirrus Partner the certificates and documents contemplated by Section 7.02 and
7.05 hereof;

                  (d) Cirrus and the Cirrus Partner will deliver to AT&T and the AT&T Partner the certificates and documents contemplated by Section 7.03 and
7.05 hereof;

                  (e) the Partnership, AT&T, Cirrus, the AT&T Partner, the Cirrus Partner and the other parties to the Material Agreements will execute and deliver original counterparts of the Material Agreements; and

                  (f) the parties hereto will execute and deliver such other documents, instruments, certificates or other items as a party will reasonably request to be delivered at the Closing in connection with the transactions contemplated herein.

         7.05. Certificates. Each of the parties hereto will furnish to the other party such certificates of such party's officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.

                                  ARTICLE VIII

           REPRESENTATIONS AND WARRANTIES OF AT&T AND THE AT&T PARTNER

         AT&T and the AT&T Partner jointly and severally represent and warrant to Cirrus and the Cirrus Partner as follows:

         8.01. Organization and Authority. Each of AT&T and the AT&T Partner is a corporation duly organized and validly existing under the laws of the State of New York, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Each of AT&T and the AT&T Partner has full power to execute and deliver this Agreement and the Material Agreements and to consummate the transactions contemplated hereby and thereby.

         8.02. Authorization. (a) The execution and delivery of this Agreement and the Material Agreements by AT&T and the AT&T Partner, and the documents and agreements provided for herein and therein, and the consummation by AT&T and the AT&T Partner of all transactions contemplated hereby or thereby, have been duly authorized by all requisite corporate action. This Agreement and the Material Agreements and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby or thereby to which each of AT&T and the AT&T Partner is a party, constitute or will constitute following the execution and delivery thereof valid and legally binding obligations of AT&T and the AT&T Partner, enforceable against them in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of the rights of creditors and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies;

                  (b) The execution, delivery and performance by AT&T and the AT&T Partner of this Agreement and the Material Agreements, as the case may be, and the documents and agreements provided for herein and therein, and the consummation by AT&T and the AT&T Partner of the trans actions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any applicable law; (ii) violate the provisions of the Certificate of Incorporation or by-laws (each as amended from time to time) of AT&T or the AT&T Partner or any resolution of its directors or shareholders; and (iii) violate any judgment, decree, order or award of any court, governmental agency or arbitrator; or (iv) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, any license, permit, concession, franchise, indenture, mortgage, lease, equipment lease, contract, permit, deed of trust or other instrument or agreement by which AT&T or the AT&T Partner is or may be bound; and

                  (c) Each of AT&T and the AT&T Partner is not precluded by the terms of any contract, agreement or other instrument by which either of them is bound from entering into this Agreement and the Material Agreements, and the documents and agreements provided for herein or therein or the consummation by AT&T and the AT&T Partner of the transactions contemplated hereby and thereby.

         8.03. Litigation. There are no actions, suits, investigations or other proceedings pending or, to the knowledge of AT&T or the AT&T Partner, threatened, there is no order, judgment or decree of any court or governmental agency, and to the knowledge of AT&T or the AT&T Partner no facts or circumstances exist, which could reasonably be expected to give rise to a claim, action, suit or proceeding which could materially and adversely affect the Partnership or the transactions contemplated hereby and by the Material Agreements.

         8.04. Financial Information. AT&T has previously delivered or will deliver prior to the Closing Date to Cirrus the financial statements set forth in the Reports on Form 10-K for the years ended December 31, 1994 and December 31, 1995, and the Reports on Form 10-Q for the quarters ended September 30, 1995 and March 31, 1996 (collectively referred to herein as the "AT&T Financial Statements"). The AT&T Financial Statements present fairly in all material respects the financial position and results of operations of AT&T as of the dates and for the periods indicated thereon and are in conformity with GAAP, consistently applied, except that the financial statements set forth in the Reports on Form 10-Q for the quarters ended September 30, 1995 and March 31, 1996 are subject to normal year-end adjustments and any other adjustments described therein, and do not contain all of the footnote disclosures required by GAAP.

         8.05. Other Representations and Warranties. Certain representations and warranties of AT&T and the AT&T Partner are made and set forth in the Material Agreements. Such representations and warranties are incorporated herein by reference and made a part hereof.

                                   ARTICLE IX

         REPRESENTATIONS AND WARRANTIES OF Cirrus AND THE CIRRUS PARTNER

         Cirrus and the Cirrus Partner jointly and severally represent and warrant to AT&T and the AT&T Partner as follows:

         9.01. Organization and Authority. Each of Cirrus and the Cirrus Partner is a corporation duly organized and validly existing under the laws of the State of California, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Each of Cirrus and the Cirrus Partner has full power to execute and deliver this Agreement and the Material Agreements and to consummate the transactions contemplated hereby and thereby.

         9.02. Authorization. (a) The execution and delivery of this Agreement and the Material Agreements by Cirrus and the Cirrus Partner, and the documents and agreements provided for herein and therein, and the consummation by Cirrus and the Cirrus Partner of all transactions contemplated hereby or thereby, have been duly authorized by all requisite corporate action. This Agreement and the Material Agreements and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby or thereby to which each of Cirrus and the Cirrus Partner is a party, constitute or will constitute following the execution and deli very thereof valid and legally binding obligations of Cirrus and the Cirrus Partner, enforceable against them in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of the rights of creditors and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies;

                  (b) The execution, delivery and performance by Cirrus and the Cirrus Partner of this Agreement and the Material Agreements, as the case may be, and the documents and agreements provided for herein and therein, and the consummation by Cirrus and the Cirrus Partner of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any applicable law; (ii) violate the provisions of the Articles of Incorporation or by-laws (each as amended from time to time) of Cirrus or the Cirrus Partner or any resolution of its directors or shareholders; (iii) violate any judgment, decree, order or award of any court, governmental agency or arbitrator; or (iv) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, any license, permit, concession, franchise, indenture, mortgage, lease, equipment lease, contract, permit, deed of trust or other instrument or agreement by which Cirrus or the Cirrus Partner is or may be bound.

                  (c) Each of Cirrus and the Cirrus Partner is not precluded by the terms of any contract, agreement of other instrument by which either of them is bound from entering into this Agreement and the Material Agreements, and the documents and agreements provided for herein or therein or the consummation by Cirrus and the Cirrus Partner of the transactions contemplated hereby and thereby.

         9.03. Litigation. There are no actions, suits, investigations or other proceedings pending or, to the knowledge of Cirrus and the Cirrus Partner, threatened, there is no order, judgment or decree of any court or governmental agency, and to the knowledge of Cirrus or the Cirrus Partner no facts or circumstances exist, which could reasonably be expected to give rise to a claim, action, suit or proceeding which could materially and adversely affect the Partnership or the transactions contemplated hereby and by the Material Agreements.

         9.04. Financial Information. Cirrus has previously delivered or will deliver prior to the Closing Date to AT&T the financial statements set forth in the Report on Form 10-K for the year ended April 1, 1995 and the Reports on Form 10-Q for the quarters ended July 1, 1995, September 30, 1995 and December 30, 1995 (collectively referred to herein as the "Cirrus Financial Statements"). The Cirrus Financial Statements present fairly in all material respects the financial position and results of operations of Cirrus as of the dates and for the periods indicated thereon and are in conformity with GAAP, consistently applied, except that the financial statements set forth in the Reports on Form 10-Q for the quarters ended July 1, 1995, September 30, 1995 and December 30, 1995 are subject to normal year-end adjustments and any other adjustments described therein, and do not contain all of the footnote disclosures required by GAAP.

         9.05. Other Representations and Warranties. Certain representations and warranties of Cirrus and the Cirrus Partner are made and set forth in the Material Agreements. Such representations and warranties are incorporated herein by reference and made a part hereof.

                                    ARTICLE X

                              TERM AND TERMINATION

         10.01. Term. Unless extended by agreement of the parties hereto, this Agreement will terminate (a) in accordance with the provisions of this Article X or (b) upon termination of the GP Agreement in accordance with the terms thereof. Upon such termination, the parties hereto agree to take all of the actions required to liquidate and dissolve to the Partnership in an orderly manner.

         10.02. Termination Prior to the Closing Date. This Agreement may be terminated and the transactions herein contemplated may be abandoned as follows:

                  (a) By consent of the parties hereto at any time on or prior to the Closing Date; or

                  (b) By AT&T or the AT&T Partner if any of the conditions provided for in Section 7.03 hereof will not have been met, or not have been waived in writing by AT&T and the AT&T Partner, prior to or on the Closing Date; or

                  (c) By Cirrus or the Cirrus Partner if any of the conditions provided for in Section 7.02 hereof will not have been met, or not have been waived in writing by Cirrus and the Cirrus Partner, prior to or on the Closing Date; provided, however, that if the Closing has not occurred and this Agreement has not been earlier terminated, or extended by agreement of the parties hereto, this Agreement will terminate on December 31, 1996. If this Agreement is terminated as provided herein, then no party hereto will have any liability or further obligation to any other party hereto, except as stated in Section 2.02 and Article VI hereof, and except that nothing herein will relieve any party from liability for any breach hereof prior to such termination. Notwithstanding anything to the contrary contained in this Agreement, in the event that any party hereto willfully fails to consummate the transactions contemplated by this Agreement required to have been consummated on or prior to the Closing Date, any other party hereto may seek any and all available remedies in a court of competent jurisdiction with respect to liability therefor.

         10.03. Termination Following the Closing Date; Events of Default; Remedies.

                  (a) For purposes of this Agreement, each of the events in
Section 10.03(b) hereof will constitute an "Event of Default" hereunder. For purposes of this Agreement, the party hereto giving rise to the Event of Default is referred to herein as the "Defaulting Partner" and the party not giving rise to the Event of Default is referred to herein as the "Non-Defaulting Partner". If an Event of Default occurs, the remedies for such Event of Default will be as set forth in Section 10.03(b) hereof with respect to such Event of Default; provided, however, that no Event of Default will give rise to the remedies set forth in Section 10.03(b) hereof unless such Event of Default is continuing without resolution following the procedures set forth in Section 10.03(c) hereof. The remedies provided herein are cumulative and will not preclude the assertion by any party hereto of any other rights or seeking any other remedies otherwise available against the other party hereto (including but not limited to damages, specific performance and injunctive or other equitable relief).

                  (b) Events of Default and the remedies therefor are as follows:

                           (i) A party hereto becomes insolvent (however such
insolvency may be evidenced) or makes a general assignment for the benefit of creditors; in such event, the NonDefaulting Partner may elect to terminate this Agreement upon written notice and in the event of such election to terminate will also elect in such notice one of the following options (such options collectively being referred to herein as the "Buy-Out Options"):

                                    a. The Non-Defaulting Partner will purchase
         the interest in the Partnership of the Defaulting Partner. Following such notice, the Defaulting Partner will sell its interest in the Partnership to the Non-Defaulting Partner for an agreed upon price, or if no price can be agreed upon, the fair market value of such interest as determined by an indepen dent qualified appraiser appointed by the Defaulting Partner and the Non-Defaulting Partner.

         If they cannot agree on an appraiser, the Non-Defaulting Partner and the Defaulting Partner will each choose an appraiser and the two appraisers will choose one additional appraiser. The fair market value of the interest of the Defaulting Partner will be determined by the three appraisers or, if they cannot agree, will be the average of the three appraisers' valuation. At the consummation of the sale of the interest in the Partnership of the Defaulting Partner, the fair market value of the Defaulting Partner's interest will be paid in cash or in the form of a promissory note with such terms, interest rates, payment amounts and other terms as will be mutually agreed upon by the Non-Defaulting Partner and the Defaulting Partner; or

                                    b. The Non-Defaulting Partner will sell its
         interest in the Partnership to the Defaulting Partner or, subject to the consent limitations set forth in subsections (b)(v) and (vi) below, to a third party; or

                                    c. The Non-Defaulting Partner and the
         Defaulting Partner will take all actions required to dissolve the Partnership.

                           (ii) A petition in bankruptcy, or for any relief
under any law relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension will be filed, or any proceeding will be instituted under any such law, by or against a party hereto; in such event, the Non-Defaulting Partner may elect to terminate this Agreement upon written notice and in the event of such election to terminate will also elect one of the Buy-Out Options.

                           (iii) Any governmental authority or any court at the
instance thereof will take possession of all or substantially all of the property of, or assume control over the affairs or operations of, or a receiver will be appointed for all or substantially all of the property of, or a writ or order of attachment or garnishment will be issued or made against all or any substantial part of the property of, a party hereto; in such event, the Non-Defaulting Partner may elect to terminate this Agreement upon written notice and in the event of such election to terminate will also elect one of the Buy-Out Options.

                           (iv) Any party's failure to fund working capital
obligations of the Partnership following the Closing Date or make any payments required under this Agreement or any of the Material Agreements following the Closing Date; in such event, the Non-Defaulting Partner will have the option to increase its share of OR2's Wafer (as defined in the Wafer Supply Agreement) capacity in an amount equal to [*]. Illustrating by way of example but not of limitation, if the Non-Defaulting Partner was entitled to [*] of the capacity of OR2 prior to invocation of the [*], the Non-Defaulting Partner would be entitled to [*] of the capacity of OR2 following invocation of the [*]. The [*] will be subject to the following limitations:

                                    (a) the [*] will continue for so long as the
         Event of Default remains uncured and for [*] thereafter;

                                    (b) the Non-Defaulting Partner will purchase
         Wafers subject to the [*] at [*] of the consideration payable for such Wafers in the absence of the [*] and the Defaulting Partner will pay to the Partnership [*] of the consideration payable for such Wafers in the absence of the [*], in each case pursuant to the terms of the Wafer Supply Agreement, for so long as the [*] is in effect;

                                    (c) the [*] may not be imposed with respect
         to the continuation of an Event of Default during the period that such Event of Default remains uncured;

                                    (d) the [*] will be limited to a maximum of
         [*] of the total capacity of OR2, and the [*] will at all times be based on total capacity of OR2 (and not the capacity of OR2 remaining after any application of any [*]).

                  (v) A change in the beneficial ownership or voting control of more than fifty percent (50%) of the equity securities of Cirrus, the Cirrus Partner or the Integrated Circuits Group of AT&T Microelectronics such that after the change the same are owned directly or indirectly by one Person (or any Affiliate of such Person), the merger or consolidation of Cirrus, the Cirrus Partner or the Integrated Circuits Group of AT&T Microelectronics with or into any person or entity which is not an Affiliate of such party, or the sale of all or substantially all of the assets of Cirrus, the Cirrus Partner or the Integrated Circuit Division of AT&T Microelectronics; in such event, the NonDefaulting Partner may, subject to the following, terminate this Agreement upon written notice and in the event of such election to terminate will also elect one of the Buy-Out Options:

                                    (a) The foregoing will not apply to any
         change of control pursuant to any transaction effecting the Restructuring; and

                                    (b) Demonstration by the Non-Defaulting
         Partner, exercising its reasonable business judgment, that such change of control is unacceptable.

                  (vi) The material breach by any party hereto of any other provision of this Agreement or any of the Material Agreements (other than the failure to make payments hereunder or thereunder and other than a breach of the Lease); in such event, the Non-Defaulting Partner may elect to terminate this Agreement upon written notice and in the event of such election to terminate will also elect one of the Buy-Out Options; provided, however, that if the Non-Defaulting Partner elects option (a) of the Buy-Out Options, the fair market value determined by the appraisers, and therefore the amount paid by the Non-Defaulting Partner for the interest in the Partnership of the Defaulting

Partner, will be [*]; and provided, further, that any sale to a third party pursuant to option (b) of the Buy-Out Options will be subject to the consent of the Defaulting Party, such consent not to be unreasonably withheld.

[*]

                  (c) The parties hereto will follow the following procedures in connection with the foregoing:

                           (i) Notice. If an event occurs which, if uncured,
would give rise to an Event of Default, the Non-Defaulting Partner will give a notice to the Defaulting Partner specifying in reasonable detail such event, and the Defaulting Partner will have [*] after receipt of such notice to cure such event. In the absence of such cure, an Event of Default will be deemed to have occurred as of the first date of the occurrence of such event. Notwithstanding anything to the contrary contained in this Agreement, the procedures set forth in this Section 10.03 will commence and continue during the [*] cure period.

                           (ii) Consultation/Mediation/Arbitration. The parties
will attempt to resolve the event through consultation and mediation in accordance with the provisions of Section 13.02(b) hereof (even during the [*] cure period described in the immediately preceding subsection (i)), but any mediation pursuant to Section 13.02(b) hereof will occur within [*] after selection of the mediator, or such other period to which the parties may otherwise agree. If the event giving rise to the Event of Default specified in sections (b)(i) through (iv) of this Section 10.03 remains uncured following the [*] cure period, the Non-Defaulting Partner may invoke the applicable remedies speci fied in section (b) of this Section 10.03. If the event giving rise to the Event of Default specified in sections (b)(v) or (vi) of this Section 10.03 remains uncured following the [*] cure period, the parties hereto will pursue resolution of the matter pursuant to the procedures for mediation and arbitration set forth in Article XIII hereof. No failure by a party to provide notice as set forth in this Section 10.03(c) with respect to a breach hereof or a default by any other party will constitute a waiver of the former party's right to enforce any provision hereof or to take action with respect to such breach or default or any subsequent breach or default.

                           (iii) Arbitration. If the event remains unresolved
following exhaustion of the procedures set forth in the immediately preceding subsection (ii), the event will be subject to the arbitration provisions set forth in Section 13.02(c) hereof.

                  (d) The parties hereto hereby agree that in the event of a sale pursuant to this Section 10.03:

                           (i) for purposes of this Section 10.03 only, the
interest in the Partnership of AT&T will be deemed to include the AT&T Assets, the other assets of AT&T and the AT&T Partner comprising OR2, OR1, the Premises and the Land;

                           (ii) for purposes of this Section 10.03 only, the
interest in the Partnership of Cirrus will be deemed to include the Cirrus Assets and the other assets of Cirrus and the Cirrus Partner comprising OR2; and

                           (iii) such sale will be consummated as soon as
reasonably practicable following the occurrence of the Event of Default and the election of option (a) or (b) of the Buy-Out Options by the Non-Defaulting Partner.

In the event of any such sale in which the AT&T Partner is the Partner selling its interest in the Partnership, AT&T will use its reasonable best efforts to cause all leases and other agreements covering the AT&T Assets to be assigned to the Partner or third-party purchasing such interest, and the Partner or third-party purchasing such interest will assume all obligations under any such leases and other agreements. In the event of any such sale in which the Cirrus Partner is the Partner selling its interest in the Partnership, Cirrus will use its reasonable best efforts to cause all leases and other agreements covering the Cirrus Assets to be assigned to the Partner or third-party purchasing such interest, and the Partner or third-party purchasing such interest will assume all obligations under any such leases and other agreements. The parties hereto acknowledge and agree that AT&T and its Affiliates may, in its or their sole discretion, enter into transactions, agreements, understandings or arrangements with respect to the Premises and/or the Land, including but not limited to those which may give rise to sales, over leases, mortgages, security interests, liens or encumbrances; provided, however, that in the event of any such transactions, agreements, understandings or arrangements, the Lease will not be terminated other than in accordance with the terms thereof.

                  (e) Notwithstanding anything to the contrary contained in this
Article X, the parties hereto agree that a Deadlock will not result in an Event of Default or be subject to arbitration hereunder and will be resolved in accordance with the procedures contained in Sections 13.02 and 3.02(a) hereof.

         10.04. Continuing Obligations of the Parties. Notwithstanding the termination of this Agreement pursuant to Section 10.03, (i) each of the Material Agreements will continue or terminate in accordance with its terms,
(ii) each party hereto agrees, and agrees to cause its Affiliates, to con tinue for a one (1) year transition period, or if shorter as may be agreed to by the parties hereto and thereto, as the case may be, for their remaining terms, such agreements and arrangements between the Partnership and such party or its Affiliate with respect to the furnishing of products, premises or services as may then be in existence and (iii) each party hereto agrees to provide for such transition period the reasonable assistance, on terms and conditions to be agreed upon, of such party and its Affiliates in effecting an orderly transition of the Partnership's business. Unless otherwise agreed to in writing by the parties hereto and their Affiliates which are parties to the Material Agreements, the transition period under clauses (ii) and (iii) of this Section
10.04 will not extend for more than one (1) year following the consummation of a sale pursuant to Section 10.03.

         10.05. Survival. All representations and warranties will survive the Closing Date and any investigation at any time made by or on behalf of any party until the third anniversary of the Closing Date. All covenants and agreements made by the parties hereto or pursuant hereto or in any other agreement, instrument or document delivered in connection herewith, including, but not limited to, the Material Agreements, will survive the Closing Date.

                                   ARTICLE XI

                                 INDEMNIFICATION

         11.01. Agreement to Indemnify. (a) Upon the terms and subject to the conditions of this Article XI, AT&T and the AT&T Partner (the "AT&T Group") hereby agrees to indemnify:

                           (i) Cirrus and the Cirrus Partner (the "Cirrus
Group") from and against any liabilities or damages resulting to the Cirrus Group by reason or resulting from any inaccuracy in, or any breach of, any representation or warranty, covenant or agreement of the AT&T Group contained in or made pursuant to this Agreement or in or made pursuant to the Material Agreements, except as otherwise specified therein; and

                           (ii) the Landlord from and against any liabilities or
damages resulting to the Landlord by reason or resulting from any matter or the existence of any condition described in Section 4.10(a)(i) and 4.10(b)(i) hereof.

                  (b) Upon the terms and subject to the conditions of this
Article XI, the Cirrus Group hereby agrees to indemnify:

                           (i) the AT&T Group from and against any liabilities
or damages resulting to the AT&T Group by reason or resulting from any inaccuracy in, or any breach of, any representa tion or warranty, covenant or agreement of the Cirrus Group contained in or made pursuant to this Agreement or in or made pursuant to the Material Agreements, except as otherwise specified therein; and

                           (ii)     the Landlord from and against any liabilitie

Landlord by reason or resulting from any matter or the existence of any condition described in Section 4.10(a)(ii) and 4.10(b)(ii) hereof.

                  (c) Each matter for which the AT&T Group or the Cirrus Group has agreed to provide indemnification pursuant to Section 11.01(a) or 11.01(b) hereof is hereinafter referred to as a "Claim" and collectively as "Claims".

         11.02. Conditions of Indemnification. The obligations and liabilities of the AT&T Group, on the one hand, and the Cirrus Group, on the other hand, under Section 11.01 hereof with respect to Claims will be subject to the following terms and conditions:

                  (a) The person seeking indemnification (the "Indemnified Party") will give the person providing indemnification (the "Indemnifying Party") prompt notice of any such Claim, which notice will set forth the details of the Claim and the specific provisions of this Agreement relating thereto, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The notice will set forth the details of the Claim and the specific provisions of this Agreement relating thereto.

                  (b) The Indemnified Party will make available to the Indemnifying Party all records or other materials reasonably requested by it for its use in contesting any Claim and will cooperate fully with the Indemnifying Party in the defense of all such Claims.

                  (c) If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend the Indemnified Party, the Indemnified Party (upon further notice to the Indemnifying Party) will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

                  (d) Anything in this Section 11.02 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party will have the right to defend, compromise or settle such Claim; provided, however, that no settlement which would require indemnification by the Indemnifying Party will be entered into without the consent of the Indemnifying Party, which consent will not be unreasonable withheld or delayed, and (ii) the Indemnifying Party, will not settle or compromise any Claim or consent to the entry of any judgment which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

                  (e) The AT&T Group will have no obligation to indemnify for liabilities or damages under Section 11.01(a)(i) hereof and the Cirrus Group will have no obligation to indemnify for liabilities or damages under Section 11.01(b)(i) hereof unless and until the aggregate of their respective liabilities or damages exceeds [*], and in no event will the amount payable pursuant to the AT&T Group's obligation to indemnify for liabilities or damages under Section 11.01(a)(i) hereof or the amount payable pursuant to the Cirrus Group's obligation to indemnify for liabilities or damages under Section 11.02(b)(i) exceed [*].

                  (f) No loss, damage or expense will be deemed to have been sustained by an Indemnified Party under this Article XI to the extent of (i) any tax savings realized by such Indemnified Party with respect thereto or (ii) any proceeds received by such Indemnified Party from any insurance policies with respect thereto; provided, however, that the parties hereto acknowledge and agree that no party will be required pursuant to this
Article XI to mitigate liabilities or damages by seeking tax savings or insurance proceeds.

                                   ARTICLE XII

                          AUDITORS; ACCOUNTING MATTERS

         12.01. Independent Accountant. The Partnership will retain Coopers & Lybrand as its initial Independent Accountant. In the event that AT&T or its successors or assigns does not appoint Coopers & Lybrand as its independent public accountant, the Partnership will retain such other independent public accountant as AT&T or its successors or assigns may appoint.

         12.02. Financial Statements. The Partnership will maintain at its principal office books, records and reports pertaining to all operations and reflecting, in accordance with the accounting standard prescribed in this
Section 12.02, all receipts and expenditures of the Partnership and as otherwise required by applicable law. The financial statements and books and records of the Partnership will be maintained in accordance with GAAP. The year-end financial statements of the Partnership will be audited by the Independent Accountant. The Independent Accountant will submit to the Partnership its report(s) on the financial statements of the Partnership and the schedules with respect thereto prepared in accordance with GAAP and in such form and substance as to allow consolidation of the Partnership's financial statements with the financial statements of AT&T.

         12.03. Reports. As soon as available and in any event within forty-five
(45) days after the end of each fiscal quarter of the Partnership during the first fiscal year of the Partnership, and within thirty (30) days after the end of each fiscal quarter of the Partnership thereafter, the Partnership will provide to each party hereto an unaudited consolidated balance sheet and profit and loss statement of the Partnership and its subsidiaries, if any, and a cash flow statement for such period prepared in accordance with GAAP. As soon as available and in any event within ninety (90) days after the close of the first fiscal year of the Partnership, and within sixty (60) days after the close of each fiscal year of the Partnership thereafter, the Partnership will provide each party hereto with a consolidated balance sheet and profit and loss statement of the Partnership and its subsidiaries, if any, and a cash flow statement as at the end of and for the fiscal year, reviewed (but not audited) by the Independent Accountant, prepared in accordance with GAAP.

         12.04. Fiscal Year. The Partnership's fiscal year will be the calend designated at a general meeting of the members of the Partnership.

                                  ARTICLE XIII

               NOTICE OF DEADLOCK OR DISPUTE; DISPUTE RESOLUTION;

                                   ARBITRATION

         13.01. Notice. (a) If the parties hereto or the Board of Governors are unable to agree on any matter relating to the management or operation of the Partnership or the Business requiring the approval of the parties hereto or the members of the Board of Governors pursuant to this Agreement or the Material Agreements, then any of the parties hereto may declare that a "Deadlock" exists and so notify the other parties hereto, in which event the parties hereto will resolve the dispute pursuant to the procedures set forth in Sections 13.02 and 3.02(a) hereof. If the parties hereto or the Board of Governors are unable to agree on any matter (other than any matter relating to the management or operation of the Partnership or the Business requiring the approval of the parties hereto or the mem bers of the Board of Governors pursuant to this Agreement or the Material Agreements) relating to a dispute or claim arising out of or related to this Agreement or the Material Agreements, or the interpretation, making, performance, breach or termination hereof or thereof, then any of the parties hereto may declare that a "Dispute" exists and so notify the other parties hereto, in which event the parties hereto will resolve the Dispute pursuant to the procedures set forth in Sections 13.02 and 13.03 hereof.

                  (b) Pending final resolution of the Deadlock or Dispute in accordance herewith, the Partnership will (i) continue its operations under, or revert to, the most recently approved Annual Plan, and (ii) not undertake any action which is the subject of the Deadlock or Dispute.

                  (c) Notwithstanding the provisions of Sections 13.02 and 13.03 hereof, with respect to Disputes, the parties hereto may apply to any court of competent jurisdiction for a tem porary restraining order, preliminary injunction, or other interim or conservatory relief, as may be necessary, without breach of this Article XIII, without any abridgment of the powers of the arbi trators as described in Section 13.03 hereof and without breach of the parties' obligations to consult, mediate and arbitrate the Dispute pursuant to the terms of this Article XIII.

         13.02.   Deadlock and Dispute Resolution.

                  (a) Consultation. (i) Within ten (10) days of the notice pursuant to Section 13.01 hereof (or such other period to which the parties hereto may otherwise agree), the parties hereto will first submit the Deadlock or Dispute to [*], as AT&T's and the AT&T Partner's first executive representative, and to Cirrus' [*], as Cirrus's and the Cirrus Partner's first executive representative (such first executive representatives are together referred to herein as the "First Representatives"), to attempt to resolve the Deadlock or Dispute. The parties hereto agree to use their reasonable best efforts to cause the First Representatives to meet (by telephone, conference or otherwise) at mutually convenient times and locations, and the First Representatives will have [*] days following the submis sion of the Deadlock or Dispute to the First Representatives (or such other period to which the parties hereto may otherwise agree) to resolve the Deadlock or Dispute. AT&T and Cirrus will promptly notify each other with respect to any change in the identity of the First Representatives.

                           (ii) In the event that the First Representatives are
unable to resolve the Deadlock or Dispute within [*] days following the submission of the Deadlock or Dispute to the First Representatives (or such other period to which the parties hereto may otherwise agree), then the Deadlock or Dispute will be referred to [*], as AT&T's and the AT&T Partner's second executive representative, and to Cirrus' [*], as Cirrus's and the Cirrus Partner's second executive representative (such second execute representatives are together referred to herein as the "Second Representatives"), to attempt to resolve the Deadlock or Dispute. The parties hereto agree to use their reasonable best efforts to cause the Second Representatives to meet (by telephone, conference or otherwise) at mutually convenient times and locations, and the Second Representatives will have [*] days following the submission of the Deadlock or Dispute to the Second Representatives (or such other period to which the parties hereto may otherwise agree) to resolve the Deadlock or Dispute. AT&T and Cirrus will promptly notify each other with respect to any change in the identity of the Second Representatives.

                  (b) Mediation. In the event that the Second Representatives are unable to resolve the Deadlock or Dispute within [*] days following the submission of the Deadlock or Dispute to the Second Representatives (or such other period to which the parties hereto may otherwise agree), then the parties hereto will, within [*] days following the submission of the Deadlock or Dispute to the Second Representatives (or such other period to which the parties hereto may otherwise agree), either: (a) agree upon a mediator to attempt to aid resolution of the Deadlock or Dispute; or (b) notify the American Arbitration Association (the "AAA") of the Deadlock or Dispute, and request that the AAA appoint a mediator within [*] days of such notice to the AAA to conduct a mediation under the Commercial Mediation Rules of the AAA to attempt to aid resolution of the Deadlock or Dispute. Any mediation pursuant to this Section 13.02(b) will occur within [*] days after selection of the mediator.

         13.03. Arbitration. (a) Any Dispute which has not been finally resolved by the consultation or mediation procedures described in Section 13.02 hereof will be finally settled by binding arbitration in Atlanta under the Commercial Arbitration Rules and Supplementary Procedures for Large, Complex Disputes of the AAA (the "LCCP Rules") by three arbitrators. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  (b) The arbitrators will apply New York law to the merits of the Dispute, without reference to its conflicts of laws principles. The arbitration proceedings will be governed by the United States Arbitration Act and by the LCCP Rules, without reference to the arbitration law of the State of New York, subject to all of the following:

                           (i) The AAA will provide the parties hereto with a
list of potential arbitrators from the National LCCP Panel. Within [*] days thereafter, each of AT&T and Cirrus will select one arbitrator and, if possible, AT&T and Cirrus will jointly agree on a third arbitrator who will be the chair of the arbitral tribunal. If either of AT&T or Cirrus fails to appoint an arbitrator, or if AT&T and Cirrus do not jointly agree on a third arbitrator within such [*] day period, the AAA will, within [*] days following such failure or disagreement, appoint such arbitrator(s) from the National LCCP Panel. The arbitrators appointed by AT&T and Cirrus may be, but are not required to be, from the National LCCP Panel. All arbitrators will be neutral and independent or will be disqualified.

                           (ii) The parties hereto will have access to all
Partnership records and each other's records with respect to the Partnership, and the arbitrators will require that such records, together with any other documents allowed by the arbitrators, be made available and exchanged within [*] days following the appointment of the third arbitrator.

                           (iii) The arbitrators will cause the arbitration
hearing to occur within [*] days of the appointment of the third arbitrator, and the arbitrators will render their award within [*] days of the conclusion of the arbitration proceedings.

                           (iv) Following consultation with the parties hereto,
the arbitrators will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.

                           (v) The arbitrators will be directed by the terms of
this Agreement to conclusively resolve the Dispute; provided, however, that the arbitrators may not limit, expand or otherwise modify the terms of this Agreement.

                           (vi) The arbitrators will award to the prevailing
party hereto, if any, as determined by the arbitrators, all of its costs and fees, including without limitation administrative fees, arbitrator fees, travel expenses, out-of-pocket expenses, such as copying and telephone, facsimile, witness fees and attorneys' fees.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.01. Notices. Any notice to be given under this Agreement will be duly given upon receipt when in writing and delivered in person, by facsimile tr by courier, addressed as follows:

                  (a)      If to AT&T or the AT&T Partner:

                           AT&T Corp.
                           555 Union Boulevard
                           Allentown, PA  18103
                           Attention:  Paul Mostek
                           Facsimile:  610-712-5336

                           with a copy to:

                           AT&T Corp.
                           AT&T Microelectronics
                           Two Oak Way
                           Berkeley Heights, NJ  07922
                           Attention: Law Department
                           Facsimile: 908-771-4582

                  (b)      If to Cirrus or the Cirrus Partner:

                           Cirrus Logic, Inc.
                           3100 West Warren Avenue
                           Fremont, CA  94538-6423
                           Attention: Ed Ross
                           Facsimile: 510-226-2230

                           with a copy to:

                           Wilson, Sonsini, Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, CA  94304-1050
                           Attention: Arthur F. Schneiderman, Esq.
                           Facsimile: 415-493-6811

                  (c)      If to the Partnership:

                           Addressed to the Partnership as
                           Named in the General Partnership
                           Agreement
                           9333 South John Young Parkway
                           Orlando, FL

                           with a copy to:

                           AT&T Corp.
                           555 Union Boulevard
                           Allentown, PA  18103
                           Attention:  Paul Mostek
                           Facsimile:  610-712-5336

                           and with an additional copy to:

                           Cirrus Logic, Inc.
                           3100 West Warren Avenue
                           Fremont, CA  94538-6423
                           Attention: Ed Ross
                           Facsimile: 510-226-2230

Any party or the Partnership may change its address provided above for the purpose hereof by giving written notice to the other party hereto of such change in the manner hereinabove provided.

         14.02. Governing Law. This Agreement and all questions of its interpretation will be construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

         14.03. Assignment. Except to the extent permitted under Article X hereof, the rights and obligations under this Agreement may not be assigned by any party to any person; provided, however, AT&T may assign this Agreement and its rights and obligations hereunder in connection with any transaction effecting the Restructuring and any such assignment will release AT&T of its obligations and liabilities hereunder. Any other attempted assignment in contravention of this provision will be void.

         14.04. Limitation of Liability. Notwithstanding anything to the contrary contained herein, none of the parties hereto or their respective Affiliates will be liable for the incidental, indirect, special or consequential damages of the other party hereto or its Affiliates. THEREFORE, THE PARTIES

HERETO (INCLUDING FOR THIS PURPOSE THEIR AFFILIATES) EXPRESSLY
ACKNOWLEDGE AND AGREE THAT THEY WILL NOT BE LIABLE FOR EACH OTHER'S INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST

PROFITS OR LOST REVENUES) UNDER THIS AGREEMENT OR THE MATERIAL AGREEMENTS, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY, INDEMNIFICATION OR OTHERWISE.

         14.05. Further Assurances. The parties hereto and the Partnership will, from time to time and without further consideration, execute and deliver such other documents and instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to effect the transactions contemplated hereby.

         14.06. Entire Agreement. This Agreement and the Material Agreements, together with all Exhibits, Schedules, Appendices and attachments hereto and thereto, represent the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, that the parties hereto may have had, except for that certain letter agreement between AT&T and Cirrus dated May 5, 1995.

         14.07. Amendments. Any modification, amendment, or waiver of any provision hereof will be effective if, but only if, in writing and signed in person or by an authorized representative of each party against whom enforcement of such modification, amendment or waiver is sought.

         14.08. Captions. The title headings of the respective articles and sections hereof are inserted for convenience and will not be deemed to be a part hereof or considered in construing this Agreement.

         14.09. Severability. If any article, section or paragraph, or part thereof, hereof, or any agreement or document appended hereto or made a part hereof is invalid, ruled illegal by any court of competent jurisdiction, or unenforceable under present or future laws effective during the term hereof, then it is the intention of the parties hereto that the remainder of the Agreement, or any agreement or document appended hereto or made a part hereof, will not be affected thereby unless the deletion of such provision will cause this Agreement to become materially adverse to any party in which case the parties hereto will negotiate in good faith such changes to this Agreement as will best preserve for the parties hereto the benefits and obligations of such provision.

         14.10. Counterparts. This Agreement may be executed in two or more counterparts, and by each party on the same or different counterparts, but all of such counterparts will together constitute one and the same instrument.

         14.11. Waivers. No failure by a party to take any action with respect to a breach hereof or a default by any other party will constitute a waiver of the former party's right to enforce any provision hereof or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision hereof by a party will not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provision hereof.

         14.12. Public Announcements. No party hereto will, without the approval of both AT&T and Cirrus, make any press release or other public announcement or response to an inquiry initiated by the press concerning the terms of the transactions contemplated by this Agreement or any of the Material Agreements, except as and to the extent that any such party will be so obligated by law, in which case both AT&T and Cirrus will be so advised and the parties hereto will use their best efforts to cause a mutually agreeable release or announcement to be made. If either party hereto receives any inquiries with respect to this Agreement or the transactions contemplated hereby, such party may address such inquiry to the extent required by law; provided, however, in no event will such party disclose Confidential Information in the course of such disclosure, except as otherwise permitted in accor dance with Article VI hereof. The parties hereto will cooperate in making public announcements concerning this Agreement immediately following the date of its execution by all parties hereto and immediately following the Closing Date. Nothing in this Section 14.12 will be construed to restrict the Partnership from conducting its marketing, advertising, public relations and related activities.

         14.13. No Agency. This Agreement will not constitute either party hereto as the legal representative or agent of the other, nor will either party hereto have the right or authority, to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the other party hereto, or the Partnership.

         14.14. No Third Party Beneficiaries. Nothing expressed or mentioned in this Agreement is intended or will be construed to give any person other than the parties hereto, the Partnership and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect hereof or any provision herein contained.

         IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the date first above written.

AT&T CORP.

By:
   --------------------------
   Name:
   Title:

ATOR CORP.

By:
   --------------------------
   Name:
   Title:

CIRRUS LOGIC, INC.

By:
   --------------------------
   Name:
   Title:

CIROR, INC.

By:
   --------------------------
   Name:
   Title:

                                    Appendix
                   Relocation Positions; Relocation Principles

1. Ten Positions: AT&T will obtain prior consent from Cirrus, such consent not to be unreasonably withheld, for relocation of employees staffing jobs identified in the list to be provided by Cirrus at or prior to the Closing. In the event that such relocation is initiated by an employee rather than by AT&T, Cirrus will provide its consent to such relocation, which relocation will occur within ninety (90) days of notice by AT&T. In the event of a proposed relocation, AT&T will identify a replacement for such relocated employee prior to seeking Cirrus' approval for such relocation.

2. Other AT&T Employees: Reassignment will be limited in accordance with the terms of the Annual Plan.


                                       -1-